                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                          Commission File No. 000-22781

                     FIRST BANK CORPORATE CARD MASTER TRUST
                     --------------------------------------
             (Exact name of registrant as specified in its charter)




                4325 17th Avenue S.W., Fargo, North Dakota 58103
                ------------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

       $394,800,000 Class A 6.40% Asset Backed Certificates, Series 1997-1
        $6,300,000 Class B 6.55% Asset Backed Certificates, Series 1997-1
        -----------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----

              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)   [  ]
           Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)    [  ]
           Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)   [  ]
           Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6             [  ]
           Rule 12g-4(a)(2)(ii)   [ ]


         Approximate number of holders of record as of the certificate or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, First Bank Corporate Card Master Trust has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 20, 2002                U.S. BANK NATIONAL ASSOCIATION ND


                                     By: Daryl N. Bible
                                         --------------
                                     Its: Daryl N. Bible
                                          Executive Vice President and Treasurer